Exhibit 10.2

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of September 26, 2014, is by and among CH2M HILL COMPANIES, LTD., a Delaware corporation (the “Parent”), CH2M HILL, INC., a Florida corporation (“CH2M Inc.”), OPERATIONS MANAGEMENT INTERNATIONAL, INC., a California corporation (“OMI”), CH2M HILL ENGINEERS, INC., a Delaware corporation (“CH2M Engineers”), CH2M HILL GLOBAL, INC., a Delaware corporation (“CH2M Global”), CH2M HILL CONSTRUCTORS, INC., a Delaware corporation (“CH2M Constructors”), and CHVENG, LLC, a Delaware limited liability company (“CHVENG,” and together with the Parent, CH2M Inc., OMI, CH2M Engineers, CH2M Global and CH2M Constructors, each a “Borrower,” and, collectively, the “Borrowers”), the subsidiaries of the Borrowers party hereto (the “Subsidiary Guarantors”),  the Lenders (as defined below) party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrowers, the Subsidiary Guarantors, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of March 28, 2014 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Loan Parties have requested that the Required Lenders amend certain provisions of the Credit Agreement; and

WHEREAS, the Required Lenders are willing to make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT

1.1New Definitions; Rule of Construction.

(a) The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

“2014 Payment Period” has the meaning set forth in Section 7.06(b)(i) of this Agreement.

“2015 Payment Period” has the meaning set forth in Section 7.06(b)(i) of this Agreement.

“Asset Disposition” means any Disposition permitted pursuant to Section 7.05(i) of this Agreement.

“First Amendment Effective Date” means September 26, 2014.

“Legally Required Restricted Payments” means the repurchases of the Parent’s common stock to the extent such repurchase is required by Law or the Parent’s benefits plans as in effect on the Closing Date.

“Middle East” means one or more of countries or states commonly known as Bahrain, Cyprus, Egypt, Iraq, Israel, Jordan, Kuwait, Lebanon, Northern Cyprus, Oman, Qatar, Saudi Arabia, Turkey, and United Arab Emirates.

“Middle East Letters of Credit” means any letters of credit or bank undertakings issued by any bank or other issuer of letters of credit or bank undertakings to support operations and projects of the Loan Parties or their Subsidiaries in the Middle East.

“preferred stock” means, with respect to any Person, an Equity Interest of any class or classes (however designated) of such Person that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of capital stock (or ownership or profits interest in) of such Person of any other class.

(b)Section 1.02 of the Credit Agreement is hereby amended by adding the following clause (q):

(q)Classifications. For purposes of determining compliance with the covenants under this Agreement, in the event that an item to be classified meets the criteria of more than one of the categories described, the Parent will be entitled to classify such item (or portion thereof) and later reclassify such item (or portion thereof) in any manner otherwise consistent with this Agreement.

1.2Amendment to Definition of Consolidated Adjusted EBITDA.  The definition of Consolidated Adjusted EBITDA set forth in Section 1.01 of the Credit Agreement is hereby amended by: renumbering the existing subclause (vi) appearing in clause (a) to be subclause (vii) and by inserting a new subclause (vi) to read as follows:

(vi)   cash restructuring charges incurred during the Fiscal Year ending December 31, 2014 or the Fiscal Year ending December 31, 2015 in an aggregate amount not exceed (A) with respect to the Fiscal Year ending December 31, 2014, $80,000,000 and (B) with respect to the Fiscal Year ending December 31, 2015, $40,000,000 plus an amount equal to the amount, if any, by which such cash restructuring charges in the Fiscal Year ending December 31, 2014 were less than $80,000,000, and

1.3Amendments to Definition of Consolidated Total Funded Debt.

(a) Clause (e) contained in the definition of Consolidated Total Funded Debt set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(e) all obligations of such Person to purchase, redeem, retire, defease or make other similar principal payments (other than dividends) in respect of Disqualified Equity Interests in cash valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends that are past due, plus

(b) The first proviso contained in the definition of Consolidated Total Funded Debt set forth in Section 1.01 of the Credit Agreement is hereby amended by replacing the words “Consolidated Funded Debt” with the words “Consolidated Total Funded Debt”.

1.4Amendment to Definition of Consolidated Fixed Charge Coverage Ratio.  Clause (b) contained in the definition of Consolidated Fixed Charge Coverage Ratio set forth in Section 1.01 of the Credit Agreement is hereby amended by:

(a) Adding “, without duplication,” after the word “sum” and before the word “of”; and

(b) Amending and restating clause (iv) contained therein to read as follows:

(iv)  cash dividends paid or accrued on (A) preferred stock and (B) at all times on or prior to December 31, 2015, any other Equity Interests.

1.5Amendments to Definition of Indebtedness.    Clauses (b) and (g) contained in the definition of Indebtedness set forth in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial letters of credit), bankers’ acceptances, bank guaranties and other similar financial guarantees;

(g)  all obligations of such Person to purchase, redeem, retire, defease or make other similar principal payments (other than dividends) in respect of Disqualified Equity Interests in cash valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends that are past due;

1.6Amendment to Section 7.03.    Clause (o) contained in Section 7.03 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(o)    to the extent the Administrative Borrower, on behalf of the Borrowers, requests the issuance of a Credit pursuant to Section 2.04 and no L/C Issuer is able or willing to issue such Credit under this Agreement, whether because the issuance of such Credit cannot be made in accordance with the conditions of Section 2.04 or otherwise, the Borrowers may request banks and other issuers of letters of credit or independent undertakings within the meaning of, and complying with the requirements of, 12 C.F.R. §7.1016 as to which the issuer’s obligation to honor depends upon the presentation of specified documents and not upon non-documentary conditions or resolution of any questions of fact or law (such undertakings referred to in this clause (o) and the definition of Middle East Letters of Credit as “bank undertakings”) to issue standby and commercial letters of credit and bank undertakings instead of such requested Credit up to an aggregate amount available and undrawn or drawn and unreimbursed at any time for all such letters of credit and bank undertakings issued other than under this Agreement of up to a Dollar Equivalent of $150,000,000 (exclusive of fluctuations in foreign exchange rates after the date of issuance); provided,  that, notwithstanding the foregoing, without requesting the issuance of a Credit pursuant to Section 2.04 and whether or not any L/C Issuer is able or willing to issue such Credit under this Agreement, the Administrative Borrower may request the issuance of Middle East Letters of Credit from banks or other issuers of letters of credit or bank undertakings that are not L/C Issuers (for the avoidance of doubt, the other restriction set forth in this clause (o) shall apply (including such $150,000,000 aggregate limit) to such Middle East Letters of Credit).

1.7Amendments to Section 7.06.

(a)Section 7.06(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)in the case of any Loan Party (other than the Parent) or any Significant Subsidiary, such Loan Party or Significant Subsidiary may declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, in respect of Restricted Payments to any Loan Party and to wholly-owned Subsidiaries of any Loan Party (and, in the case of a Restricted Payment by a non-wholly-owned Significant Subsidiary, to the owners of Equity Interests of such Significant Subsidiary, in respect of which such Restricted Payment is declared, made and/or incurred, on a pro rata basis based on their relative ownership interests);

(b)Section 7.06(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)in the case of the Parent, Parent may declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, in respect of:

(i) repurchases of its common stock offered for sale on the limited market (also known as the internal market) referred to in the “special provisions relative to stock” set forth in the Parent’s bylaws, as those bylaws are in effect as of the Closing Date;  provided, that, at the time of making each such Restricted Payment and after giving effect to such Restricted Payment, the aggregate amount of repurchases made in cash pursuant to this clause (b)(i) shall not exceed (A) with respect to such Restricted Payments made during the period from July 1, 2014 through December 31, 2014 (the “2014 Payment Period”), an amount equal to (1) $45,000,000 minus (2) the aggregate amount of Legally Required Restricted Payments made in cash during the 2014 Payment Period and (B) with respect to such Restricted Payments made during the period from January 1, 2015 through December 31, 2015 (the “2015 Payment Period”), an amount equal to (1) $45,000,000 plus (2) the amount, if any, by which the aggregate amount of Restricted Payments under this clause (b)(i) for the 2014 Payment Period were less than $45,000,000 minus (3) the aggregate amount of Legally Required Restricted Payments made in cash from January 1, 2015 through December 31, 2015;

(ii) Legally Required Restricted Payments;

(iii) Restricted Payments made in connection with and strictly for (A) payments on or repurchases of common stock issued by the Parent (including dividends on the Parent’s common stock but excluding Restricted Payments made pursuant to clauses (i) or (ii) above) or (B) redemptions of the preferred stock issued by the Parent (excluding any dividends on the preferred stock), in each case so long as (1) the aggregate amount of all such Restricted Payments in any Fiscal Year pursuant to this clause (iii) does not exceed $100,000,000, (2) no Default or Event of Default has occurred and is continuing or would result therefrom, (3) the cash distribution and payment thereof is in compliance with Section 6.07, (4) after giving effect to any such Restricted Payment pursuant to this clause (iii) on a pro forma basis, the Consolidated Leverage Ratio, determined as of the last day of the Fiscal Period most recently ended before such Restricted Payment for which the Parent has delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b), is less than or equal to (y) 3.00:1.00, if the last day of such Fiscal Period is on or before December 31, 2015 and (z) 2.75:1.00, if the last day of such Fiscal Period is after December 31, 2015 and (5) with respect to any such Restricted

Payment made pursuant to this clause (iii) at any time on or prior to December 31, 2015, both before and after giving effect to such Restricted Payment, the Borrowers shall demonstrate pro forma compliance with the financial covenants set forth in Section 7.14;  provided, that, to the extent the aggregate amount of all Restricted Payments made pursuant to this clause (iii) in any Fiscal Quarter exceed $5,000,000 (and subsequent to crossing such threshold, each time the aggregate amount of all additional payments in any Fiscal Quarter exceeds an increment of $5,000,000),  the Borrowers shall concurrently provide a certificate executed by a Responsible Officer of the Parent evidencing compliance with the leverage ratio requirements set forth in clause (4) above and, if applicable, compliance with the financial covenant requirement set forth in clause (5) above;

(iv) Restricted Payments made in connection with the repurchase by the Parent of shares of its common stock or preferred stock in an aggregate amount not to exceed an amount equal to 50% of the cash proceeds received in connection with any Asset Disposition net of taxes paid as a result of such Asset Disposition (after taking into account any available tax credit or deductions and any tax sharing arrangements) so long as, after giving effect to any such Restricted Payment pursuant to this clause (iv), (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) the Borrowers shall demonstrate pro forma compliance with the financial covenants set forth in Section 7.14 determined as of the last day of the Fiscal Period most recently ended before such Restricted Payment for which the Parent has delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b);

(v) Restricted Payments consisting of dividends on the Parent’s preferred stock so long as after giving effect to any such Restricted Payment pursuant to this clause (v), (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) the Borrowers shall demonstrate pro forma compliance with the financial covenants set forth in Section 7.14 determined as of the last day of the Fiscal Period most recently ended before such Restricted Payment for which the Parent has delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b);

(vi) Restricted Payments made (A) solely in Equity Interests of the Parent or (B) in an aggregate amount equal to the amount of proceeds received by the Parent from the issue of new Equity Interests of the Parent, so long as after giving effect to any such Restricted Payment pursuant to this clause (vi), the Borrowers shall demonstrate pro forma compliance with the financial covenants set forth in Section 7.14 determined as of the last day of the Fiscal Period most recently ended before such Restricted Payment for which the Parent has delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b);

(vii) Restricted Payments made pursuant to any shareholder rights plan adopted for the purpose of protecting shareholders from takeover tactics (and solely to the extent that such Restricted Payments are made in furtherance of such purpose) ; provided, that, with respect to any Restricted Payment made pursuant to this clause (vii) at any time on or prior to December 31, 2015, the Borrowers shall demonstrate pro forma compliance with the financial covenants set forth in Section 7.14 determined as of the last day of the Fiscal Period most recently ended before such Restricted Payment for which the Parent has delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b); and

(viii) Restricted Payments made by the Parent in connection with the net exercise by holders of options or warrants or similar securities, or in connection with the withholding 5 or payment of taxes upon the vesting of restricted stock, stock appreciation rights or similar securities of the Parent.

1.8Amendment to Section 7.14(b).  Section 7.14(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) Maximum Consolidated Leverage Ratio. Maintain a Consolidated Leverage Ratio of less than or equal to (i) 3.25:1.00, as determined as of the last day of each Fiscal Period beginning with the Fiscal Period ending on September 30, 2014 and continuing through the Fiscal Period ending on December 31, 2015 and (ii) 3.00:1.00, as determined as of the last day of each Fiscal Period thereafter; provided that, following the date on which the aggregate amount of all Qualified Acquisitions consummated during the prior twelve month period is equal to or greater than $150,000,000, the Consolidated Leverage Ratio at the end of each of the four (4) Fiscal Periods following such date, shall be no greater than 3.25:1.00.

ARTICLE II
CONDITIONS TO EFFECTIVENESS

2.1Closing Conditions.  This Amendment shall become effective as of the day and year set forth above (the “Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a)Executed Amendment.  The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Loan Parties, the Required Lenders and the Administrative Agent.

(b)Fees and Expenses.

(i)The Administrative Agent shall have received from the Borrowers, for the account of each Lender that executes and delivers a signature page to the Administrative Agent by 5 p.m. (EST) on or before September 27, 2014 (each such Lender, a “Consenting Lender”, and collectively, the “Consenting Lenders”), an amendment fee in an amount equal to the estimated amendment fee described in that certain Engagement Letter dated as of September 16, 2014 by and among the Borrowers, the Administrative Agent and Wells Fargo Securities, LLC (the “Engagement Letter”).

(ii)(A) The Administrative Agent shall have received from the Borrowers such fees and expenses that are payable pursuant to the Engagement Letter and (B) King & Spalding LLP shall have received from the Borrowers payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment.

(c)Miscellaneous.  All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE III
MISCELLANEOUS

3.1Amended Terms.  On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment.  Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2Representations and Warranties of Loan Parties.  Each of the Loan Parties represents and warrants as follows:

(a)It has taken all necessary corporate and other organizational action to authorize the execution, delivery and performance of this Amendment.

(b)This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as enforcement thereof may be limited by Bankruptcy Laws or other applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c)No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (other than the filing of a Form 8-K with the SEC after the date hereof) or any other Person is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d)The representations and warranties set forth in Article V of the Credit Agreement are true and correct in all material respects (except that such materiality qualifier will not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they will be true and correct in all material respects (except that such materiality qualifier will not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) as of such earlier date, and except the representations and warranties contained in Section 5.10 will be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and (b).

(e)After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)Except as amended by this Amendment, the Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

3.3Reaffirmation of Obligations.  Each Loan Party hereby ratifies the Credit Agreement as amended by this Amendment and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement as so amended applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.

3.4Loan Document.  This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

3.5Further Assurances.  The Loan Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

3.6Entirety.  This Amendment and the other Loan Documents embody the entire agreement among the parties hereto relating to the subject matter hereof and thereof and supersede all previous documents, agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

3.7Counterparts; Telecopy.  This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which when so executed and delivered will constitute an original, but all of which when taken together will constitute a single contract.  Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

3.8No Actions, Claims, Etc.  As of the date hereof, each of the Loan Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

3.9GOVERNING LAW.    THIS AMENDMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW 5-1401 AND 5-1402.

3.10Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.11Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.  The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 10.18 and 10.20 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

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CH2M HILL, INC.

Amendment to credit agreement

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

Borrowers:

CH2M HILL Companies, Ltd.		CH2M HILL, Inc.
By:	/s/Steven Mathews	By:	/s/Steven Mathews
Name:	Steven Mathews	Name:	Steven Mathews
Title:	Treasurer and Authorized Signatory	Title:	Treasurer and Authorized Signatory
Operations Management International, Inc.		CH2M HILL Engineers, Inc.
By:	/s/Allan Chow	By:	/s/Steven Mathews
Name:	Allan Chow	Name:	Steven Mathews
Title:	Treasurer and Authorized Signatory	Title:	Treasurer and Authorized Signatory
CH2M HILL Global, Inc.		CH2M HILL Constructors, Inc.
By:	/s/Steven Mathews	By:	/s/Allan Chow
Name:	Steven Mathews	Name:	Allan Chow
Title:	Treasurer and Authorized Signatory	Title:	Treasurer and Authorized Signatory
CHVENG, LLC
By:	/s/Steven Mathews
Name:	Steven Mathews
Title:	Treasurer and Authorized Signatory

CH2M HILL, INC.

Amendment to credit agreement

Subsidiary Guarantors:

CH2M HILL International, Ltd

By:	/s/Steven Mathews
Name:	Steven Mathews
Title:	Treasurer and Authorized Signatory

CH2M HILL Alaska, Inc.

By:	/s/Steven Mathews
Name:	Steven Mathews
Title:	Treasurer and Authorized Signatory

CH2M HILL Plateau Remediation Company

By:	/s/Steven Mathews
Name:	Steven Mathews
Title:	Treasurer and Authorized Signatory

CH2M HILL, INC.

Amendment to credit agreement

Administrative Agent:

Wells Fargo Bank, National Association, in its capacity as Administrative Agent and a Lender

By:	/s/Randall Schmidt
Name:	Randall Schmidt
Title:	Vice President

CH2M HILL, INC.

Amendment to credit agreement

Lenders:

BNP Paribas

By:	/s/Jamie Dillon
Name:	Jamie Dillon
Title:	Managing Director

By:	/s/ Mary-Ann Wong
Name:	Mary-Ann Wong
Title:	Vice President

Bank Of The West

By:	/s/Terry A. Switz, Jr.
Name:	Terry A. Switz, Jr.
Title:	Vice President

JPMorgan Chase Bank, N.A.

By:	/s/Gregory T. Martin
Name:	Gregory T. Martin
Title:	Vice President

The Bank of Tokyo-Mitsubishi UFJ, LTD.

By:	/s/Thomas Sterr
Name:	Thomas Sterr
Title:	Authorized Signatory

Bank of America, N.A.

By:	/s/Arthur Ng
Name:	Arthur Ng
Title:	Vice President

BMO Harris N.A.

By:	/s/Michael Gift
Name:	Michael Gift
Title:	Vice President

CH2M HILL, INC.

Amendment to credit agreement

RBS Citizens, N.A.

By:	/s/Andre A. Nazareth
Name:	Andre A. Nazareth
Title:	Senior Vice President

The Northern Trust Company

By:	/s/Molly Drennan
Name:	Molly Drennan
Title:	Senior Vice President

HSBC Bank USA, N.A.

By:	/s/Katherine M. Wolfe
Name:	Katherine M. Wolfe
Title:	Vice President, Sr. Relationship Mgr.

U.S. Bank National Association

By:	/s/Conan Schleicher
Name:	Conan Schleicher
Title:	Senior Vice President